Exhibit 7.03

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of July 28, 2005, by and among INSIGHT COMMUNICATIONS COMPANY, INC., a Delaware corporation (the “Company”), INSIGHT ACQUISITION CORP., a Delaware corporation (“Parent”), SIDNEY R. KNAFEL (“Knafel”), MICHAEL S. WILLNER (“Willner”), the other shareholders of the Company listed on Exhibit A attached hereto who have executed and delivered a counterpart signature page to this Agreement (collectively, with Knafel and Willner, the “Management Shareholders”), and CARLYLE PARTNERS III TELECOMMUNICATIONS, L.P., CARLYLE PARTNERS IV TELECOMMUNICATIONS, L.P., CP III COINVESTMENT, L.P. and CP IV COINVESTMENT, L.P., each a Delaware limited partnership (each, individually, and collectively, “Carlyle”) (the Company, Parent, the Management Shareholders and Carlyle are each sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent and the Company are entering into an Agreement and Plan of Merger (as the same may from time to time be amended, modified, supplemented or restated, the “Merger Agreement”) providing for the merger of Parent with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth therein.

B. The Board of Directors of the Company, based on the unanimous recommendation of a special committee thereof consisting solely of disinterested directors of the Company (the “Special Committee”), has approved and adopted this Agreement and the transactions contemplated hereby for purposes of Section 203 of the Delaware General Corporation Law.

C. The Parties desire to enter into this Agreement in conjunction with the Merger Agreement in order to provide for certain transactions to be consummated immediately prior to the Effective Time of the Merger in the order set forth below.

D. Capitalized terms used in this Agreement that are not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Pre-Merger Transactions. The transactions contemplated in this Section 1 shall be consummated substantially concurrently with each other immediately prior to the Effective Time of the Merger but in the following sequential order: the transactions contemplated by Section 1.1, then Section 1.2, then Section 1.3 and then Section 1.4.

1.1 Issuance of New Preferred Stock to Knafel and Willner. Knafel shall subscribe for, and the Company shall issue to Knafel, the number of shares of preferred stock, par value $0.01 per share, of the Company (“Company Preferred Stock”), specified next to the name of Knafel in Exhibit A hereto, by paying to the Company an amount equal to $0.01 in cash per share (the “Per Share Preferred Price”) multiplied by such number of shares in Exhibit A. The Knafel Children Trusts (as defined in Exhibit A) shall subscribe for, and the Company shall issue to the Knafel Children Trusts, the number of shares of Company Preferred Stock specified next to the name of the Knafel Children Trusts in Exhibit A, by paying to the Company an amount equal to the Per Share Preferred Price in cash per share multiplied by such number of shares in Exhibit A. Willner shall subscribe for, and the Company shall issue to Willner, the number of shares of Company Preferred Stock specified next to the name of Willner in Exhibit A, by paying to the Company an amount equal to the Per Share Preferred Price in cash per share multiplied by such number of shares in Exhibit A. The Company Preferred Stock shall have the voting powers, designations, preferences, rights and other terms prescribed in the Certificate of Designations substantially in the form of Exhibit B hereto. The shares of Company Preferred Stock to be issued by the Company pursuant to this Section 1.1 shall be validly issued, fully paid and non-assessable upon issuance in accordance with this Section 1.1.

1.2 Cash Investment by Carlyle; Payment of Transaction Expenses. Carlyle shall make a cash contribution to Parent in an amount equal to Carlyle’s reasonable estimate, after good faith consultation with Knafel and Willner, of the amount of cash that will be needed by the Company, after the Effective Time, in order to pay the Merger Consideration due in respect of shares of Class A Stock and Class B Stock to be converted into a right to receive cash pursuant to Section 1.07(a) of the Merger Agreement; provided that the amount of such contribution shall not in any event exceed $606,305,000. In consideration for the foregoing contribution, Parent shall issue to Carlyle, and Carlyle shall receive, in the aggregate, a number of validly issued, fully paid and non-assessable shares of Class D Preferred Stock, par value $0.01 per share, of Parent (the “Class D Preferred Stock”), having the voting powers, designations, preferences, rights and other terms prescribed in the certificate of incorporation of Parent (the “Parent Charter”), equal to the amount of such cash contribution divided by the Merger Consideration. It is the expectation of the Parties that all costs, expenses and liabilities of the Company arising out of or relating to the Merger, other than those costs in respect of which Carlyle will make a contribution pursuant to the first sentence of this Section 1.2, shall be paid by the Company from cash available to the Company immediately prior to the consummation of the transactions contemplated by this Section 1.

1.3 Conversion of Class B Common Stock by Management Shareholders. Each Management Shareholder identified on Exhibit A as an owner of shares of Class B common stock, par value $0.01 per share, of the Company (the “Class B Common Stock”), shall convert all of such Management Shareholder’s shares of Class B Common Stock into a corresponding number of validly issued, fully paid and non-assessable shares of Class A common stock, par value $0.01 per share, of the Company (the “Class A Common Stock,” and together with the Class B Common Stock, the “Common Stock”) pursuant to Section 5.4(a) of the Restated Certificate of Incorporation of the Company.

1.4 Exchange of Class A Common Stock by Management Shareholders. Each Management Shareholder identified on Exhibit A as an owner of shares of Class A Common

Stock (after giving effect to the conversion pursuant to Section 1.3) shall contribute to Parent at least the number of shares of Class A Common Stock specified next to the name of such Management Shareholder in Exhibit A. Each such Management Shareholder shall receive, in exchange for the foregoing contribution, a corresponding number of validly issued, fully paid and non-assessable shares of Class C Preferred Stock, par value $0.01 per share, of Parent (the “Class C Preferred Stock”), having the voting powers, designations, preferences, rights and other terms prescribed in the Parent Charter. For the avoidance of doubt, shares of Class A Common Stock held in a Management Shareholder’s 401(k) account shall not be contributed to Parent but shall be converted into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement, subject to the terms of the Company’s 401(k) Plan’s trust. The Parties agree that the fair market value of each share of Class A Common Stock contributed to Parent by the Management Shareholders shall equal the amount of the Merger Consideration.

2. Closing of Pre-Merger Transactions.

2.1 Exchange Closing. The respective obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the determination by Knafel, Willner and Carlyle, in each such Party’s sole discretion, that all of the conditions to the consummation of the Merger, as set forth in the Merger Agreement, have been satisfied or waived by the necessary party to the Merger Agreement. Subject to the preceding sentence and the first sentence of Section 1 of this Agreement, the closing of the transactions contemplated in Section 1 (the “Exchange Closing”) shall be held at the place and immediately prior to the time of the Closing under the Merger Agreement.

2.2 Exchange Closing Deliveries. At the Exchange Closing:

(a) Each of Knafel, the Knafel Children Trusts and Willner shall deliver to the Company the amount in cash specified for such Party in Section 1.1 hereof by wire transfer of immediately available funds. The Company shall deliver to Knafel, the Knafel Children Trusts and Willner duly executed certificates registered in the names of Knafel, the Knafel Children Trusts and Willner representing the shares of Company Preferred Stock issued to them by the Company pursuant to Section 1.1 hereof, respectively.

(b) Carlyle shall deliver to Parent the payment required by Section 1.2 by wire transfer of immediately available funds. Parent shall deliver to each Carlyle entity a duly executed certificate or certificates registered in the name of such Carlyle entity representing a portion of the aggregate number of shares of Class D Preferred Stock to be issued to Carlyle pursuant to Section 1.2 hereof, which portions shall be determined by Carlyle prior to the Exchange Closing.

(c) Each Management Shareholder identified on Exhibit A as an owner of shares of Class B Common Stock shall deliver to the Company the certificate or certificates representing the shares of Class B Common Stock held by such Management Shareholder and to be converted pursuant to Section 1.3 hereof, accompanied by instruments of transfer, in form satisfactory to the Company and its transfer agent, duly executed by such Management Shareholder, and accompanied by the notice of conversion required under Section 5.4(a) of the Restated Certificate of Incorporation of the Company, against delivery by the Company to each such Management Shareholder of a duly executed certificate or certificates registered in the name of such Management Shareholder representing the shares of Class A Common Stock into which such shares of Class B Common Stock are converted.

(d) Each Management Shareholder identified on Exhibit A as an owner of shares of Class A Common Stock (after giving effect to the conversion pursuant to Section 1.3) shall deliver to Parent the certificate or certificates or book-entry notation representing at least the number of shares of Class A Common Stock to be exchanged pursuant to Section 1.4 hereof, accompanied by instruments of transfer, in form satisfactory to Parent, duly executed by such Management Shareholder, and accompanied by written notice specifying the number of shares of Class A Common Stock to be exchanged pursuant to Section 1.4 hereof. Parent shall deliver to each such Management Shareholder a duly executed certificate or certificates registered in the name of such Management Shareholder (or its designee) representing the shares of Class C Preferred Stock to be issued to such Management Shareholder pursuant to Section 1.4 hereof. If less than all of the shares of Class A Common Stock represented by the certificate or certificates delivered by such Management Shareholder pursuant to the first sentence of this Section 2.2(d) are exchanged pursuant to Section 1.4 hereof, the Company shall deliver to each such Management Shareholder a certificate or certificates representing the number of such shares of Class A Common Stock that are not exchanged.

(e) The Company, Carlyle and each Management Shareholder shall execute and deliver, at the time of the Closing of the Merger, a Securityholders Agreement in a form to be agreed to by Carlyle, Knafel and Willner, which agreement will include certain transfer restrictions and registration rights with respect to the capital stock of the Surviving Corporation.

3. Termination. This Agreement shall automatically be terminated and forthwith become wholly void and of no further force and effect, and there shall be no liability on the part of any of the Parties arising out of this Agreement, if the Merger Agreement shall have been terminated in accordance with its terms at any time prior to the Exchange Closing. Except as and to the extent provided in Section 5.2, this Agreement may not otherwise be terminated except upon the written agreement of the Company, Carlyle, Parent, Knafel and Willner. Notwithstanding any provision to the contrary in this Section 3, the termination of this Agreement shall not relieve or release a Party from any liability or damages arising from a willful breach by such Party of any provision of this Agreement occurring prior to such termination.

4. Representations and Warranties.

4.1 Representations and Warranties of the Management Shareholders. Each Management Shareholder, severally and not jointly, represents and warrants to each other Party as follows:

(a) Authority. Such Management Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Management Shareholder and constitutes a valid and binding obligation of such Management Shareholder enforceable in accordance with its terms. If such Management Shareholder is married and the Common Stock of such Management Shareholder constitutes community property or otherwise needs spousal or other approval for this Agreement to be legal, valid and binding with respect to such Common Stock, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Management Shareholder’s spouse, enforceable against such spouse in accordance with its terms. If such Management Shareholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(b) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby nor compliance with the terms hereof will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Management Shareholder or to such Management Shareholder’s property or assets.

(c) Ownership of Common Stock. Such Management Shareholder is the record (or the controlling Person of the record) and beneficial owner of, or is trustee or executor of a trust or estate that is the record holder of and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the shares of Common Stock set forth opposite such Management Shareholder’s name on Exhibit A, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. Such Management Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the shares of Common Stock set forth opposite such Management Shareholder’s name on Exhibit A. Subject to the terms of this Agreement and the Insight Voting Agreement, dated as of the date hereof, by and among Parent, Knafel, Willner, Andrew G. Knafel and the Knafel Children Trusts (as the same may from time to time be amended, modified, supplemented or restated, the “Voting Agreement”), as applicable, such Management Shareholder has the sole right to vote, or to dispose of, such shares of Common Stock, and none of such shares is subject to any agreement, arrangement or restriction with respect to the voting of such shares, except as contemplated by this Agreement or the Voting Agreement. Except for this Agreement, and, if such Management Shareholder is a trust, in accordance with the terms of such trust, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Management Shareholder to sell, transfer, assign, grant a participation interest in or option with respect to, pledge, hypothecate or otherwise dispose or encumber, whether directly or indirectly (by merger, sale of stock of a holding company or otherwise) (each, a “Transfer”), or cause to be Transferred, any of the shares of Common Stock held by such Management Shareholder, and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such shares.

(d) Investment Representations.

(i) Such Management Shareholder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended and including any rules and regulations promulgated thereunder (the “Securities Act”) or is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities presenting an investment decision like that involved in the acquisition of the Company Preferred Stock (as applicable) and the Class C Preferred Stock, including investments in securities issued by the Company or Parent, and is capable of evaluating the merits and risks of such investments. Such Management Shareholder has requested, received, reviewed and considered all information that such Management Shareholder deems relevant in making an informed decision to purchase the Company Preferred Stock (as applicable) and the Class C Preferred Stock. Such Management Shareholder further represents that it has had an opportunity to ask questions and receive answers from the Company and Parent regarding the terms and conditions of the purchase of the Company Preferred Stock described in Section 1.1 and the exchange of Class A Common Stock for Class C Preferred Stock described in Section 1.4 and the businesses, properties, prospects and financial condition of the Company and Parent.

(ii) Such Management Shareholder is purchasing the Company Preferred Stock (as applicable) and the Class C Preferred Stock for its own account for investment only, and, except as contemplated in this Agreement or the Merger Agreement, such Management Shareholder has no present intention of distributing the Company Preferred Stock or the Class C Preferred Stock and there is no arrangement or understanding between such Management Shareholder and any other persons regarding the distribution of the Company Preferred Stock or the Class C Preferred Stock in violation of any applicable federal or state securities laws.

(iii) Except as contemplated by this Agreement or the Merger Agreement, such Management Shareholder shall not, directly or indirectly, offer to Transfer or Transfer (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the shares of Company Preferred Stock or Class C Preferred Stock purchased by it hereunder except in compliance with the Securities Act, applicable “blue sky” laws and the rules and regulations promulgated thereunder. Such Management Shareholder also understands that there is no assurance that any exemption from registration under the Securities Act and applicable blue sky laws will ever be available and that, even if available, such exemption may not allow such Management Shareholder to Transfer all or any portion of its shares of Company Preferred Stock or Class C Preferred Stock under the circumstances, in the amounts or at the times that such Management Shareholder might propose.

(iv) Such Management Shareholder is able to bear the economic risk of holding the shares of Company Preferred Stock and/or Class C Preferred Stock to be issued to it hereunder for an indefinite period, including the loss of such Management Shareholder’s entire investment. The Company Preferred Stock (as applicable) and Class C Preferred Stock was not offered or sold to such Management Shareholder by any form of general solicitation or advertising. To the extent such Management Shareholder is an entity, such Management Shareholder also represents that it has not been organized for the purpose of acquiring shares of Company Preferred Stock or Class C Preferred Stock.

4.2 Effect on the Company’s and Parent’s Representations and Warranties. The representations and warranties of the Management Shareholders in this Section 4 do not limit or modify in any respect the Company’s or Parent’s representations and warranties in this Section 4 or the right of the Management Shareholders to rely on the Company’s and Parent’s representations and warranties in this Section 4.

4.3 Representations and Warranties of the Company, Parent and Carlyle. Each of the Company, Parent and Carlyle (including each Carlyle entity), severally and not jointly, represents and warrants to each other Party as follows: Such Party has all requisite corporate or limited partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Party, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate or limited partnership action on the part of such Party, as applicable. This Agreement has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby nor compliance with the terms hereof will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation, bylaws, limited partnership agreement or certificate of limited partnership of such Party, as applicable, or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Party or to such Party’s property or assets.

4.4 Additional Representations and Warranties of the Company. The Company hereby further represents and warrants to each other Party as follows: Exhibit A specifies the total number of issued and outstanding shares of Class B Common Stock before giving effect to the transactions contemplated by this Agreement. The Company has no, and immediately prior to the Exchange Closing, shall not have any, shares of any class or series of preferred stock issued and outstanding. The Class A Common Stock to be issued in connection with the conversion of the Class B Common Stock pursuant to Section 1.3 and the Company Preferred Stock to be issued pursuant to Section 1.1 has been duly authorized for issuance and sale pursuant to such sections, respectively, and when issued and delivered by the Company against payment therefor in accordance with the terms of this Agreement, will be duly and validly issued and fully paid and non-assessable, issued in compliance with all applicable federal and state securities laws and regulations, and issued free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest. Upon issuance of the Company Preferred Stock to Knafel, the Knafel Children Trusts and Willner and the conversion of the Class B Common Stock pursuant to Section 1.3, the votes attributable to the Company Preferred Stock shall represent at least a majority of the total voting power of the Company attributable to all of the issued and outstanding capital stock of the Company.

4.5 Additional Representations and Warranties of Parent. Parent hereby further represents and warrants to each other Party that:

(a) As of the date hereof and immediately prior to the Exchange Closing, (i) the authorized capital stock of Parent consists and shall consist only of 10,000,000 shares of Class B Preferred Stock, par value $0.01 per share, of Parent (the “Class B Preferred Stock”), having the voting powers, designations, preferences, rights and other terms prescribed in the Parent Charter, 10,000,000 shares of Class C Preferred Stock, and 60,000,000 shares of Class D Preferred Stock, and (ii) no shares of capital stock of Parent are or shall be issued and outstanding other than 517,836 shares of Class B Preferred Stock issued to Carlyle prior to the date hereof;

(b) The shares of Class B Preferred Stock issued by Parent to Carlyle were duly authorized and validly issued and are fully paid and non-assessable, were issued in compliance with all applicable federal and state securities laws and regulations and were issued free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest; and

(c) The Class C Preferred Stock and the Class D Preferred Stock to be issued pursuant to Sections 1.4 and 1.2, respectively, has been duly authorized for issuance and sale pursuant to such sections, respectively, and when issued and delivered by Parent against payment therefor in accordance with the terms of this Agreement, will be duly and validly issued and fully paid and non-assessable, issued in compliance with all applicable federal and state securities laws and regulations, and issued free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest.

4.6 Additional Representations and Warranties of Carlyle. Each Carlyle entity hereby further represents and warrants to each other Party as follows:

(a) Such Party is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act or is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities presenting an investment decision like that involved in the acquisition of the Class D Preferred Stock, including investments in securities issued by Parent, and is capable of evaluating the merits and risks of such investment. Such Party has requested, received, reviewed and considered all information that such Party deems relevant in making an informed decision to purchase the Class D Preferred Stock. Such Party further represents that it has had an opportunity to ask questions and receive answers from Parent regarding the purchase of the Class D Preferred Stock described in Section 1.2 and the business, properties, prospects and financial condition of Parent.

(b) Such Party is purchasing the Class D Preferred Stock for its own account for investment only, and, except as contemplated in this Agreement or the Merger Agreement, such Party has no present intention of distributing the Class D Preferred Stock, and there is no arrangement or understanding with any other persons regarding the distribution of the Class D Preferred Stock in violation of any applicable federal or state securities laws.

(c) Except as contemplated by this Agreement or the Merger Agreement, such Party shall not, directly or indirectly, offer to Transfer or Transfer (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the shares of Class D Preferred Stock purchased by it hereunder except in compliance with the Securities Act, applicable blue sky laws and the rules and regulations promulgated thereunder. Such Party also understands that there is no assurance that any exemption from registration under the Securities Act and applicable blue sky laws will ever be available and that, even if available, such exemption may not allow such Party to Transfer all or any portion of its shares of Class D Preferred Stock under the circumstances, in the amounts or at the times that such Party might propose.

(d) Such Party is able to bear the economic risk of holding the shares of Class D Preferred Stock to be issued to it hereunder for an indefinite period, including the loss of such Party’s entire investment. The Class D Preferred Stock was not offered or sold to such Party by any form of general solicitation or advertising. Such Party also represents that it has not been organized for the purpose of acquiring shares of Class D Preferred Stock.

5. Miscellaneous Provisions.

5.1 Agreement to Cooperate; Further Assurances. Each Party shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, and to carry out the intent and purposes of this Agreement, including, without limitation, providing information and using reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings.

5.2 Covenant Not to Transfer. Except as otherwise provided in this Agreement, the Voting Agreement or the Merger Agreement, as applicable, or as consented to by Carlyle, each Management Shareholder agrees not to, directly or indirectly, (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any shares of Common Stock held by such Management Shareholder to any Person, (ii) grant any proxies, deposit any such shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to such shares, or (iii) convert (or cause or permit to be converted) any of such shares consisting of Class B Common Stock into Class A Common Stock. Subject to this Agreement, the Voting Agreement or the Merger Agreement, as applicable, each Management Shareholder further agrees not to commit or agree to take any of the foregoing actions. This Section 5.2 shall terminate and be of no further force and effect as of the Closing under the Merger Agreement.

5.3 Notification of Certain Matters. Each Party shall give prompt notice to the other Parties (provided that for purposes of this Section 5.3, any Party required to give notice hereunder shall not be required to give notice to any Management Shareholder other than Knafel and Willner) of the occurrence, or failure to occur, of any event which occurrence or failure to occur would cause (a) any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect, or (b) any material failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the Parties or the conditions to the performance by the Parties hereunder.

5.4 Public Statements. None of the Parties shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby or thereby without prior consultation with and approval by the Company, Parent, Carlyle, Knafel and Willner, except as permitted in accordance with the Merger Agreement.

5.5 Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the Company, Parent, Carlyle, Knafel and Willner; provided that any amendment or modification of this

Agreement that has the effect of increasing the number of shares of Class A Common Stock that a Management Shareholder is required to contribute to Parent pursuant to Section 1.4 or that has the effect of treating a Management Shareholder differently from Knafel and Willner in a materially adverse manner (as compared to their relative treatment under the original terms of this Agreement) shall require the written consent of such Management Shareholder. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought; provided that Knafel and Willner may, on behalf of any or all of the Management Shareholders, waive any provision of this Agreement applicable to any or all of the Management Shareholders without regard to whether any other Management Shareholder has executed such an instrument, and such waiver shall be effective as against any or all such Management Shareholders, unless such waiver has the effect of treating a Management Shareholder differently from Knafel and Willner in a materially adverse manner (as compared to their relative treatment under the original terms of this Agreement), in which case a written instrument signed by such Management Shareholder shall be required for the waiver with respect to such Management Shareholder to be effective.

5.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy or telex, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses or at such addresses as shall be specified by the Parties by like notice:

(A)	if to the Company to:

Insight Communications Company, Inc.

810 7th Avenue, 41st Floor

New York, New York 10019

Attn: Elliot Brecher

Telecopy: (917) 286-2301

with a copy to:

Skadden, Arps, Slate Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn: Stephen F. Arcano

Telecopy: (917) 777-3542

(B)	if to Parent/Carlyle to:

c/o The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Suite 220 South

Washington, D.C. 20004-2505

Attn: William E. Kennard

Telecopy: (202) 347-1692

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attn.: Jeffrey J. Rosen

            Andrew L. Bab

Telecopy: (212) 909-6281

(C)	if to any Management Shareholder to:

Sidney R. Knafel

c/o Insight Communications Company, Inc.

810 Seventh Avenue

New York, New York 10019

Telecopy: (917) 286-2301

with a copy to:

Dow, Lohnes & Albertson, PLLC

1200 New Hampshire Avenue, N.W.

Suite 800

Washington, D.C. 20036-6802

Attn.: Leonard J. Baxt

            J. Kevin Mills

Telecopy: (202) 776-2222

5.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof, except to the extent that mandatory provisions of federal law apply. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties irrevocably and unconditionally (a) agrees not to commence any such action except in such court, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in any such Delaware state court, and (d) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such Delaware state court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 5.6 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

5.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 5.8.

5.9 Remedies. Each Party acknowledges and agrees that (i) the covenants, obligations and agreements of such Party contained in this Agreement relate to special, unique and extraordinary matters, (ii) each other Party is and will be relying on such covenants, obligations and agreements in connection with entering into this Agreement, the performance of its obligations under this Agreement and the exchange of shares pursuant to this Agreement, and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause the other Parties irreparable injury for which adequate remedies are not available at law. Therefore, each Party agrees that any other Party shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such first-named Party from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies that a Party may have. The rights and remedies provided herein shall be cumulative and not exclusive of any other rights or remedies provided by law or in equity. Notwithstanding the foregoing, the Parties hereto further agree that: (i) except as provided in and pursuant to the Merger Agreement and the Guarantee referenced therein, the Company may not pursue any claim or seek any legal or equitable remedy in connection with this Agreement (including, for the avoidance of doubt, monetary damages and specific performance) against any of Parent, the Management Shareholders or Carlyle or any affiliate thereof; (ii) the Management Shareholders (other than Knafel and Willner) may not pursue any claim or seek any legal or equitable remedy in connection with this Agreement (including, for the avoidance of doubt, monetary damages and specific performance) against any of Parent, any other Management Shareholder or Carlyle or any affiliate thereof; and (iii) except as provided in the Principals’ Agreement (as defined in the Merger Agreement), none of Parent, Knafel, Willner or Carlyle may pursue any claim or seek any legal or equitable remedy in connection with this Agreement (including, for the avoidance of doubt, monetary damages and specific performance) against any of Parent, Knafel, Willner or Carlyle or any affiliate thereof.

5.10 Waiver. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.11 Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a Party without the prior written consent of the Company, Parent, Carlyle, Knafel and Willner, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that Parent may assign or transfer its rights, interests and obligations under this Agreement to a Person to which Parent assigns or transfers its rights, interests and obligations under the Merger Agreement in accordance with the Merger Agreement. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Nothing in this Agreement shall be construed as giving any Person, other than the Parties and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

5.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

5.13 Integration. This Agreement, including the Exhibits hereto, the Merger Agreement and the Voting Agreement constitute the full and entire understanding and agreement of the Parties with respect to the subject matter hereof and supersede any and all prior understandings or agreements relating to the subject matter hereof.

5.14 Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile signatures of the Parties shall be deemed to be their original signatures for all purposes.

5.16 Proxies.

(a) Knafel hereby grants, effective as of the Triggering Time (as defined below), to Willner an irrevocable proxy pursuant to the provisions of Section 212 of the Delaware General Corporation Law to vote or to execute and deliver written consents with respect to any and all shares of Common Stock, Company Preferred Stock or Series A Voting Preferred Stock, as applicable, that are owned by Knafel or any Person controlled by him as of the Triggering Time (including any shares of Common Stock, Company Preferred Stock or Series A Voting Preferred Stock that may be issued in respect of such shares after the Triggering Time, the “Knafel Shares”), to the same extent and with the same effect as Knafel might or could do under any applicable laws, rules or regulations terms. The proxy granted by Knafel herein is coupled with an interest and shall be irrevocable, and such proxy shall be exercisable only after the occurrence of the Triggering Time and shall automatically terminate upon the earlier of the termination of the Merger Agreement or the Closing of the Merger, in each case, whether or not the Triggering Time has previously occurred. Knafel agrees that no subsequent proxies will be given with respect to the Knafel Shares if such proxies would conflict with the operation of the proxy granted pursuant to this Section 5.16(a) from and after the Triggering Time. SUBJECT TO THE TERMS OF THIS SECTION 5.16(a), THIS PROXY SHALL SURVIVE THE DEATH OF KNAFEL AND SHALL REMAIN IN FULL FORCE AND EFFECT AND BE ENFORCEABLE AGAINST ANY DONEE, TRANSFEREE OR ASSIGNEE OF THE KNAFEL SHARES.

(b) Willner hereby grants, effective as of the Triggering Time, to Knafel an irrevocable proxy pursuant to the provisions of Section 212 of the Delaware General Corporation Law to vote or to execute and deliver written consents with respect to any and all shares of Common Stock, Company Preferred Stock or Series A Voting Preferred Stock, as applicable, that are owned by Willner or any Person controlled by him as of the Triggering Time (including any shares of Common Stock, Company Preferred Stock or Series A Voting Preferred Stock that may be issued in respect of such shares after the Triggering Time, the “Willner Shares”), to the same extent and with the same effect as Willner might or could do under any applicable laws, rules or regulations. The proxy granted by Willner herein is coupled with an interest and shall be irrevocable, and such proxy shall be exercisable only after the occurrence of the Triggering Time and shall automatically terminate upon the earlier of the termination of the Merger Agreement or the Closing of the Merger, in each case, whether or not the Triggering Time has previously occurred. Willner agrees that no subsequent proxies will be given with respect to the Willner Shares if such proxies would conflict with the operation of the proxy granted pursuant to this Section 5.16(b) from and after the Triggering Time. SUBJECT TO THE TERMS OF THIS SECTION 5.16(b), THIS PROXY SHALL SURVIVE THE DEATH OF WILLNER AND SHALL REMAIN IN FULL FORCE AND EFFECT AND BE ENFORCEABLE AGAINST ANY DONEE, TRANSFEREE OR ASSIGNEE OF THE WILLNER SHARES.

(c) As used in this Section 5.16, the term “Triggering Time” shall mean (i) with respect to Section 5.16(a), the death of Knafel, or, (ii) with respect to Section 5.16(b), the death of Willner.

(d) Notwithstanding any provision of this Section 5.16 to the contrary, the proxies granted pursuant to this Section 5.16 relate solely to the transfer of the voting rights of the Knafel Shares and the Willner Shares as specified herein, and nothing in this Section 5.16 shall limit or otherwise affect in any respect the economic rights (including, without limitation, the right to transfer the economic rights) of the holders of the Knafel Shares or the Willner Shares.

5.17 Shareholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each Management Shareholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, capital stock of the Company (including any shares of capital stock acquired after the date hereof, including pursuant to this Agreement) and nothing herein shall limit or affect any actions taken, or to be taken, by a Management Shareholder in its capacity as a director or officer of the Company.

5.18 Joinder. In order for any Management Shareholder who does not execute this Agreement on the date hereof to become a party to this Agreement, such Management Shareholder must execute a counterpart signature page hereto and duly executed copies thereof must be delivered to the other Parties to this Agreement.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

INSIGHT COMMUNICATIONS COMPANY, INC.

By:	/s/ Sidney R. Knafel
Name:	Sidney R. Knafel
Title:	Chairman

INSIGHT ACQUISITION CORP.

By:	/s/ William E. Kennard
Name:	William E. Kennard
Title:	President

CARLYLE PARTNERS III TELECOMMUNICATIONS, L.P.
By:	TC Group III, L.P., its General Partner
By:	TC Group III, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member

By:	/s/ William E. Kennard
Name:	William E. Kennard
Title:	Managing Director

CP III COINVESTMENT, L.P.
By:	TC Group III, L.P., its General Partner
By:	TC Group III, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ William E. Kennard
Name:	William E. Kennard
Title:	Managing Director

Exchange Agreement

CARLYLE PARTNERS IV TELECOMMUNICATIONS, L.P.
By:	TC Group IV, L.P., its General Partner
By:	TC Group IV, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member

By:	/s/ William E. Kennard
Name:	William E. Kennard
Title:	Managing Director

CP IV COINVESTMENT, L.P.
By:	TC Group IV, L.P., its General Partner
By:	TC Group IV, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ William E. Kennard
Name:	William E. Kennard
Title:	Managing Director

/s/ Sidney R. Knafel
SIDNEY R. KNAFEL

/s/ Michael S. Willner
MICHAEL S. WILLNER

/s/ Andrew G. Knafel
Andrew G. Knafel, as Trustee under
Trust F/B/O Andrew G. Knafel dated September 13, 1978
Trust F/B/O Douglas R. Knafel dated September 13, 1978
Trust F/B/O Andrew G. & Douglas R. Knafel dated July 16, 1976
Trust F/B/O Douglas R. Knafel dated November 6, 1983

/s/ James S. Marcus
JAMES S. MARCUS

/s/ Thomas L. Kempner
THOMAS L. KEMPNER

/s/ Andrew G. Knafel
ANDREW G. KNAFEL

Exchange Agreement

EXHIBIT A

MANAGEMENT SHAREHOLDERS

Name of Management Shareholder	Number of Shares of Class B Common Stock Owned	Number of Shares of Class A Common Stock Owned*	Minimum Number of Shares of Class A Common Stock to be Exchanged Per Section 1.4	Number of Shares of Company Preferred Stock to be Received Per Section 1.1
Sidney R. Knafel	3,853,132	3,903,132	3,903,132	398,591	[1]
Andrew G. Knafel, Joshua Rubenstein and William L. Scherlis, as trustees, under Trusts F/B/O Knafel Children (the “Knafel Children Trusts”)	3,010,614	3,010,614	3,010,614	339,702	[2]
Michael S. Willner	1,106,516	1,106,516	737,677	110,652
James S. Marcus	132,779	132,779	88,519
Thomas L. Kempner		498,161	332,107
Andrew G. Knafel	386,413	386,413	386,413
Dinni Jain[3]
John Abbot		9,000	6,000
Elliot Brecher		1,000	667
Pamela Euler Halling		218,862	72,954
Mary Rhodes		47,159	15,720
Elizabeth Grier		95,579	31,860
Charles E. Dietz		112,187	37,396
Daniel Mannino		117,716	39,239
Heather Wright		31,860	10,620
[Other rollover investors]

Total	8,489,454	9,670,978	8,672,918	848,945

*	Includes shares of Class A Common Stock received upon conversion of the shares of Class B Common Stock pursuant to Section 1.3 and the “Loan Program Exchange Shares” approved by the Company’s compensation committee on December 7, 2004, and approved by the stockholders of the Company on April 26, 2005, but does not include Company Deferred Shares, Company Options or shares held in such Management Shareholder’s 401(k) account.
[1]	Based on 3,853,132 shares of Class B Common Stock owned by Knafel and 132,779 shares of Class B Common Stock owned by James S. Marcus.
[2]	Based on 3,010,614 shares of Class B Common Stock owned by the Knafel Children Trusts and 386,413 shares of Class B Common Stock owned individually by Andrew Knafel.
[3]	Jain’s shares are all held in his 401(k) account.

EXHIBIT B

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PREFERRED STOCK

OF

INSIGHT COMMUNICATIONS COMPANY, INC.

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

Elliot Brecher, being the Secretary of Insight Communications Company, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that pursuant to the authority contained in Article Six of the Restated Certificate of Incorporation of the Company and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Company has duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Corporation’s Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, created, and that the designations, number, powers, preferences and relative, participating, optional and other special rights and qualifications, limitations, restrictions and other characteristics of such series of Preferred Stock are fixed as follows:

6. Designation and Authorized Number. This series of preferred stock of the Company shall be designated as “Series A Preferred Stock,” with a par value of $0.01 per share (the “Series A Preferred Stock”). The authorized number of shares constituting the Series A Preferred Stock shall be 848,945.

7. Ranking. The Series A Preferred Stock shall rank senior to the Common Stock with respect to rights on liquidation, winding up and dissolution of the Company.

8. Dividends. Unless otherwise declared by the Board of Directors, the Holders will not be entitled to any dividends, whether payable in cash, securities or other property.

9. Voting Rights.

9.1 General. Except as otherwise provided in Section 4.2 or as may be required under the DGCL, the Holders shall vote together with the holders of Common Stock as a single class on all matters submitted to a vote of the Company’s stockholders. Each share of Series A Preferred Stock shall entitle the Holder thereof to ninety (90) votes per share on all matters submitted to a vote of the Company’s stockholders.

9.2 Protective Provisions. Until the time that no shares of Series A Preferred Stock remain outstanding, the Company shall not, directly or indirectly, without first obtaining the written approval of the Majority Holders, (i) alter or modify the terms, rights, preferences or privileges of the Series A Preferred Stock, (ii) redeem or repurchase shares of Series A Preferred Stock, (iii) increase or decrease the authorized number of shares of Series A Preferred Stock or authorize the issuance of, issue or sell any additional shares of Series A Preferred Stock not authorized in this Certificate of Designations, or (iv) amend, modify or supplement this Certificate of Designations.

10. Liquidation Rights.

(a) Upon the occurrence of any Liquidation Event, each Holder shall be entitled to payment, subject to the rights of the Company’s creditors but before any payment shall be made to the holders of Junior Securities, out of the assets of the Company available for distribution to its stockholders, of an amount equal to the Liquidation Preference for each share of such Holder’s Series A Preferred Stock. If the Company has insufficient assets to permit payment of the Liquidation Preference in full to all Holders of Series A Preferred Stock, the assets of the Company shall be distributed pro rata to such Holders in proportion to the aggregate Liquidation Preference owed to each such Holder.

(b) To the extent applicable, after the aggregate Liquidation Preference on all outstanding shares of Series A Preferred Stock has been paid, any remaining funds and assets of the Company legally available for distribution to stockholders shall be distributed in accordance with the Certificate of Incorporation.

11. Conversion. The Series A Preferred Stock shall not have any conversion rights.

12. Reissuance. Series A Preferred Stock acquired or retired by the Company shall assume the status of authorized but unissued preferred stock and may thereafter be reissued in the same manner as the other authorized but unissued preferred stock, but not as Series A Preferred Stock.

13. Preemptive Rights. The Holders shall not be entitled to any preemptive rights in respect of any securities of the Company.

14. Redemption. The Series A Preferred Stock is not redeemable by the Company.

15. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

16. Severability of Provisions. If any powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock, and the qualifications, limitations and restrictions thereof, set forth in this Certificate of Designations (as it may be amended from time to time) are held by a court of competent jurisdiction to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock, and the qualifications, limitations and restrictions thereof, set forth in this Certificate of

Designations that can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock, and the qualifications, limitations and restrictions thereof, shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of the Series A Preferred Stock, and the qualifications, limitations and restrictions thereof, set forth herein shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock, and qualifications, limitations and restrictions thereof, unless so expressed herein.

17. Available Remedies. Any Holder may proceed to protect and enforce its rights and the rights of any other Holder with such legal and equitable relief, including injunctive and rescissory relief, as any court of competent jurisdiction deems appropriate to specifically enforce any terms or provisions hereof, all to the extent not inconsistent with the DGCL.

18. Amendment and Waiver. The provisions of this Certificate of Designations may be amended only if the Company and the Majority Holders consent in writing thereto, and may be waived only if such waiver is in writing and signed by the Person against whom or which the waiver is to be effective.

19. Certain Definitions. The terms defined in this Section 14 shall have, for all purposes of this Certificate of Designations, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural). Unless the context otherwise requires, references to a section or sections contained in this Certificate of Designations refers to the referenced section or sections hereof.

“Board of Directors” means the Board of Directors of the Company.

“Capital Stock” means, with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation.

“Capital Stock Equivalents” means any and all warrants, rights, options or other securities providing the right to purchase Capital Stock (by conversion or otherwise).

“Certificate of Designations” means this certificate to be filed with the office of the Secretary of State of Delaware setting forth the resolution of the Board of Directors with respect to the Series A Preferred Stock and the other matters set forth herein.

“Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, as it may be amended from time to time.

“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company.

“Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of the Company.

“Common Stock” means the capital stock of the Company, however designated, that is not limited as to the amount of dividends, or that is not limited as to the amount of distributions upon liquidation or dissolution of the Company, including, but not limited to, the Class A Common Stock and the Class B Common Stock.

“Company” means Insight Communications Company, Inc.

“DGCL” means the General Corporation Law of the State of Delaware.

“Holder” means a Person in whose name any share of Series A Preferred Stock is registered.

“Junior Securities” means, with respect to the Company, any Capital Stock or Capital Stock Equivalents of the Company ranking junior to the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up of the affairs of the Company, including, without limitation, the Common Stock.

“Liquidation Event” means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, $0.01.

“Majority Holders” means the holders of more than 50% of the then outstanding shares of Series A Preferred Stock.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Series A Preferred Stock” has the meaning given to it in Section 1.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed this          day of                     , 2005.

INSIGHT COMMUNICATIONS COMPANY, INC.

By:
Name:
Title: